Exhibit 10.2

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

dated December 18, 2006

among

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

HELMERICH & PAYNE, INC.

and

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into effective as of December 18, 2006 (the “Effective Date”) by and among HELMERICH & PAYNE INTERNATIONAL DRILLING CO., a Delaware corporation (the “Borrower”), HELMERICH & PAYNE, INC., a Delaware corporation (the “Parent”), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, (the “Lender”), with reference to the following:

A.            The Borrower, the Parent, the Lender (as lender and administrative agent) are parties to that certain Credit Agreement dated July 16, 2002, as amended by (i) that certain First Amendment to Credit Agreement dated July 15, 2003, (ii) that certain Second Amendment to Credit Agreement dated May 4, 2004, (iii) that certain Third Amendment to Credit Agreement dated as of July 13, 2004, (iv) that certain Fourth Amendment to Credit Agreement dated as of July 12, 2005, (v) that certain Fifth Amendment to Credit Agreement dated as of July 11, 2006, and (vi) that certain Letter Agreement dated as of November 16, 2006 (as amended, the “Existing Credit Agreement”), pursuant to which the Lender established the “Facility” in favor of the Borrower.

B.            Contemporaneously with the execution of this Agreement, the Borrower and the Parent are entering into that certain Credit Agreement dated December 18, 2006 with Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, and the lenders described therein, pursuant to which a new $400,000,000 Senior Unsecured Revolving Credit Facility (the “Senior Credit Facility”) has been established in favor of the Borrower.

C.            In connection with the establishment of the Senior Credit Facility, the Borrower has requested that the Lender (i) reduce the amount available under the “Facility” from $50,000,000 to $5,000,000 as well as the sub-limits relating thereto for the “Commitments,” (ii) amend the maturity dates of the Facility, and (iii) modify the Existing Credit Agreement in certain other respects.

D.            The Lender is willing to reduce the amount available under the “Facility” and the “Commitments,” amend the maturity dates of the Facility, and modify the Existing Credit Agreement in certain other respects, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms have the meanings specified below, unless the context otherwise requires:

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the Capital Stock in such Person.  For purposes of this definition, “control” means when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” (and such terms as “herein,” “hereof,” “hereto,” “hereby,” “hereunder” and the like) means and refers to this Credit Agreement, together with all exhibits and schedules attached hereto, as it may be amended, modified, restated or supplemented from time to time.

“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code), as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of 90 consecutive days; or (iii) such Person shall commence a voluntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to pay or shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Tulsa, Oklahoma, are authorized or required by law to be closed.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of a partnership, partnership interests (whether general or limited), (iii) in the case of a limited liability company, membership interests, (iv) in the case of an association or other business entity, shares, interests, participations, rights or other equivalents (however designated) of capital stock, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Charter Documents” means, with respect to any Credit Party, its Articles or Certificate of Incorporation, Articles of Organization or other similar publicly-filed organizational documents, and its bylaws, partnership agreement, operating agreement and other similar internal governance documents, as the same may be amended or modified from time to time (subject to the terms of this Agreement).

“Commitment Period” means the period from and including the Effective Date to but not including the earlier of (i) the Revolving Commitment Termination Date, or (ii) the date on which the Revolving Commitments terminate in accordance with the provisions of this Agreement.

“Commitments” means any of the Revolving Commitment or the LOC Commitment.

“Committed Amount” means any of the Revolving Committed Amount or the LOC Committed Amount, as applicable.

“Consolidated Group” means the Parent and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued or guaranteed by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Documents” means a collective reference to this Agreement, the Note, the Subsidiary Guaranty, the LOC Documents, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “Credit Document” means any one of them.

“Credit Parties” means, collectively, the Borrower and the Parent, and “Credit Party” means any one of them.

“Default” means any event, act or circumstance which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 9.1.

“Extension of Credit” means, as to the Lender, the making of a Loan or the issuance or extension of a Letter of Credit.

“Facility” means the credit facility established by the Lender under Article II.

“Fees” means all fees payable pursuant to Section 3.2.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Interest Payment Date” means the last day of each March, June, September and December, beginning December 31, 2006, and the Revolving Commitment Termination Date, as applicable.

“Letter of Credit” means any standby letter of credit issued by the Lender for the account of the Borrower in accordance with the terms of Section 2.1(b), including the  outstanding Letters of Credit listed on Schedule 2.1(b) attached hereto.

“Letter of Credit Fee” has the meaning assigned to such term in Section 3.2(a).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the Revolving Loans to be made pursuant to Section 2.1(a).

“LOC Commitment” means the commitment of the Lender to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

“LOC Committed Amount” means the sum of $5,000,000.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Lender but not theretofore reimbursed.

“Material Adverse Effect” means a material adverse effect on or material impairment of (i) the validity or enforceability of any Credit Document or the rights, benefits or remedies of the Lender under any Credit Document, (ii) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Group taken as a whole, or (iii) the ability of the Credit Parties to perform or fulfill their obligations under the Credit Documents.

“Note” means the promissory note of the Borrower in favor of the Lender evidencing the Loans, in substantially the form attached as Exhibit “A”, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Notice of Borrowing” means a written request for a borrowing, in substantially the form of Exhibit “B.”

“Notice of Request for Letter of Credit” means a written request for the issuance or extension of a Letter of Credit, in substantially the form of Exhibit “C.”

“Obligations” means, collectively, the Revolving Loans and the LOC Obligations, including principal, interest, fees, indemnities and other amounts payable under the Credit Documents, and whether or not allowed as a claim in any bankruptcy proceeding.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any member of the Consolidated Group or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Prime Rate” means the index or reference rate of interest from time to time announced by BOK Financial Corporation (the parent company of the Lender), in its sole discretion, as the “BOKF National Prime Rate,” adjusted as of the effective date of any change therein.  The Prime Rate is not necessarily the lowest rate charged by the Lender on its loans and is set by BOKF Financial Corporation in its sole discretion.  If the Prime Rate becomes unavailable prior to the maturity of the Loan, the Lender may designate a substitute index rate after notifying the Borrower.

“Property” means any kind of property or asset, whether real, personal or mixed and whether tangible or intangible, including any interest therein.

“Requirement of Law” means, as to any Person, any requirement or provision of the Charter Documents of such Person, or of any law, statute, rule, regulation, code or ordinance, or of any order, decree, judgment, injunction or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material Properties is subject.

“Revolving Committed Amount” means the sum of $5,000,000.00.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans in an aggregate principal amount at any time outstanding of up to the Revolving Committed Amount.

“Revolving Commitment Termination Date” means the date which is 364 days following the Effective Date.

“Revolving Loans” has the meaning assigned to such term in Section 2.1(a).

“Revolving Obligations” means, collectively, the Revolving Loans and the LOC Obligations.

“SEC” means the Securities and Exchange Commission, or any agency which succeeds to its functions.

“Senior Credit Facility Loan Agreement” means that certain Credit Agreement dated December 18, 2006, by and among the Borrower, the Parent, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and the lenders party thereto, as the same may be amended, modified or supplemented from time to time.

“Subsidiary” means, as to any Person at any time, (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock; provided that no Plan shall be considered to be a Subsidiary of the Parent or the Borrower.

1.2           Construction and Interpretation. For purposes of this Agreement, the following rules of construction shall apply, unless elsewhere specifically indicated to the contrary: (i) all terms defined herein in the singular shall include the plural, as the context requires, and vice-versa; (ii) pronouns stated in the neuter gender shall include the masculine, the feminine and the neuter genders; (iii) for purposes of the computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (iv) the term “or” is not exclusive; (v) the term “including” (or any form thereof) shall not be limiting or exclusive; (vi) references to article and sections are references to the respective articles and sections of this Agreement, and references to exhibits and schedules are references to the exhibits and schedules attached to this Agreement; (vii) all references to this Agreement or any of the other Credit Documents shall include any and all modifications, amendments or supplements hereto or thereto and any and all renewals and extensions hereof or thereof; and (viii) references to specific provisions or sections of statutes and other laws (such as the Bankruptcy Code, ERISA and the IRC) shall be construed also to refer to any successor provisions or sections.

1.3           Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and any financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.

ARTICLE II

TERMS OF THE CREDIT FACILITY

2.1           Commitments.

(a)           Revolving Commitment.  During the Commitment Period, and subject to the terms and conditions of this Agreement, the Lender agrees to make revolving loans (the “Revolving Loans”) to the Borrower from time to time in amounts not to exceed $5,000,000. At no time shall the aggregate principal amount of Revolving Loans outstanding hereunder, together with all other Revolving Obligations then outstanding, exceed $5,000,000. The Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof. The Revolving Commitment of the Lender shall expire on the Revolving Commitment Termination Date.

(b)           Existing Letters of Credit Sublimit Commitment. During the Commitment Period, and subject to the terms and conditions of this Agreement and the LOC Documents, if any, the Lender agrees to continue the outstanding Letters of Credit set forth on Schedule 2.1(b) attached hereto; provided that the aggregate amount of LOC Obligations shall not at any time exceed the LOC Committed Amount. On and after the Effective Date, the renewal or extension of any outstanding Letter of Credit shall be made under the Senior Credit Facility.  Accordingly, no new Letters of Credit will be issued and no renewals or extensions shall be made hereunder for outstanding Letters of Credit.

2.2           Method of Borrowing; Use of Proceeds.

(a)           Notice of Borrowing.  The Borrower shall request a Revolving Loan by delivering a written Notice of Borrowing (or by giving telephonic notice promptly confirmed by a Notice of Borrowing in writing) to the Lender not later than 11:00 a.m. (Tulsa, Oklahoma time) on the Business Day prior to the date of the requested borrowing. Each Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), and (C) the aggregate principal amount to be borrowed.

(b)           Minimum Amounts. Each request for a Revolving Loan (other than a deemed request under Section 2.4(a)) shall be in the minimum principal amount of $5,000 (or the remaining Revolving Committed Amount, if less than $5,000), or in an integral multiple of $5,000 in excess thereof.

(c)           Use of Proceeds. Proceeds of the Revolving Loans shall be used by the Borrower for working capital and general corporate purposes of the Consolidated Group, including capital expenditures.

2.3           Note. The Loans from time to time outstanding shall be evidenced by the Note, which shall be made, executed and delivered by the Borrower payable to the order of the Lender on or before the Effective Date.

2.4           Additional Provisions Relating to Letters of Credit.

(a)           Reimbursement.  In the event of any drawing under any Letter of Credit, the Lender will promptly notify the Borrower. Unless the Borrower shall immediately notify the Lender that the Borrower intends to otherwise reimburse the Lender for such drawing, the Borrower shall be deemed to have requested that the Lender make a Revolving Loan in the amount of the drawing, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Loan obtained hereunder or otherwise) in same day funds. If the Borrower shall fail to reimburse the Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Prime Rate minus 1.75% (175 basis points). The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Lender, the beneficiary of the Letter of Credit drawn upon or any other Person, including any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

(b)           Terms of Letters of Credit. Notwithstanding any statement in an outstanding Letter of Credit that such Letter of Credit was issued for the account of a Credit Party, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit. Any Letters of Credit may be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce.

(c)           Indemnification; Nature of Lender’s Duties. In addition to its other obligations under this Section 2.4, the Borrower hereby agrees to protect, indemnify, pay and save the Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any Governmental Authority (all such acts or omissions, herein called “Government Acts”). As between the Borrower and the Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Lender, including any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Lender’s rights or powers hereunder. In furtherance and extension and not in limitation of the specific provisions set forth in this subsection (c), any action taken or omitted by the Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Lender under any resulting liability to the Borrower or any other Credit Party.  It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including any and all Government Acts. The Lender shall not, in any way, be liable for any failure by the Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Lender. Nothing in this subsection (c) is intended to limit the reimbursement obligations of the Borrower contained in subsection (a) above. The obligations of the Borrower under this subsection (c) shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lender to enforce any right, power or benefit under this Agreement. Notwithstanding anything to the contrary contained in this subsection (e), the Borrower shall have no obligation to indemnify the Lender in respect of any liability incurred by the Lender (A) arising out of the gross negligence or willful misconduct of the Lender, as determined by a court of competent jurisdiction, or (B) caused by the Lender’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(d)           Conflict with LOC Documents.  Solely as among the parties hereto, in the event of any conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.

2.5           Records of Loans. The Lender’s records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans and other obligations owing to the Lender.

ARTICLE III

INTEREST, FEES AND REPAYMENT

3.1           Interest.

(a)           Interest Rate.  The Loans hereunder shall bear interest at a per annum rate, payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein), equal to the sum of the Prime Rate minus 1.75% (175 basis points).

(b)           Default Rate. Upon the occurrence and during the continuation of any Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Prime Rate plus 0.25%).

3.2           Letter of Credit Fees.

(i)            Letter of Credit Fee. In consideration of the issuance of each Letter of Credit hereunder, the Borrower promises to pay to the Lender a fee (the “Letter of Credit Fee”) on the actual daily maximum amount available to be drawn under each outstanding Letter of Credit from the date of its issuance to the date of its stated expiration, computed at a per annum rate for each day equal to 0.35% (35 basis points). The Letter of Credit Fee shall be payable in advance upon the issuance of each Letter of Credit; provided, however, that if any Letter of Credit has a stated expiration of more than one year from the date of issuance (or provides for automatic renewals beyond a period of one year from the date of issuance), the Letter of Fee shall be payable in advance upon issuance for the first year and on each anniversary date for each subsequent year thereafter.

(ii)           Additional Fees. In addition to the Letter of Credit Fee payable pursuant to clause (i) above, the Borrower promises to pay to the Lender the customary charges from time to time of the Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, each Letter of Credit.

(iii)          Default Fee. Upon the occurrence and during the continuation of any Event of Default, the Letter of Credit Fee shall accrue at a per annum rate 2% greater than the rate which would otherwise be applicable.

3.3           Prepayments. The Loans may be repaid in whole or in part without premium or penalty and partial prepayments shall be minimum principal amounts of $5,000, and in integral multiples of $5,000 in excess thereof. Amounts prepaid on the Revolving Obligations may, subject to the terms and conditions hereof, be reborrowed.

3.4           Maturity.  The principal balance of all outstanding Revolving Loans shall be due and payable in full in the Revolving Commitment Termination Date.

3.5           Payments. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Lender, at the address specified in Section 12.1, in Dollars and in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, not later than 11:00 a.m. (Tulsa, Oklahoma time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day.  The Lender may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Lender (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Agreement, specify to the Lender the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Lender shall distribute such payment in such manner as the Lender may determine to be appropriate in respect of obligations owing by the Borrower hereunder).  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension).

3.6           Computations of Interest and Fees. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

3.7           Maximum Lawful Interest Rate.  It is not the intention of the Lender or the Borrower to violate the laws of any applicable jurisdiction relating to usury or other restrictions on the maximum lawful interest rate. The Credit Documents and all other agreements between the Borrower and the Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event shall the interest paid or agreed to be paid to the Lender for the use, forbearance or detention of money loaned, or for the payment or performance of any covenant or obligation contained herein or in any other Credit Document, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision hereof or of any other Credit Document, at the time the performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If from any such circumstances the Lender should ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, such excessive interest shall be applied to the reduction of the principal amount owing hereunder, and not to the payment of interest, or if such excessive interest exceeds any unpaid balance of principal, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of monies advances under the Facility shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate of interest on account of the Obligations is uniform throughout the term thereof. This Section 3.6 shall control every other provision of the Credit Documents and all other agreements between the Lender and the Borrower contemplated thereby.

ARTICLE IV

[INTENTIONALLY OMITTED]

ARTICLE V

CLOSING; CONDITIONS PRECEDENT

5.1           Conditions to Effective Date. The obligation of the Lender to continue the Facility is subject to the Borrower’s satisfaction of the following conditions precedent at or as of the Effective Date (in each case in form and substance acceptable to the Lender, unless otherwise specified):

(a)           Executed Credit Documents. Receipt by the Lender of the Credit Documents, including this Agreement and the Note, each duly executed by an appropriate officer of each of the parties thereto.

(b)           Financial Information. Receipt by the Lender of such financial information regarding the Borrower and the Consolidated Group as may be requested by, and in each case in form and substance satisfactory to, the Lender, and receipt by the “Administrative Agent” under the Senior Credit Facility Loan Agreement of any of the information otherwise required to be delivered pursuant thereto.

(c)           Corporate Documents. Receipt by the “Administrative Agent” under the Senior Credit Facility Loan Agreement of copies of any Charter Documents, bylaws, resolutions, certificates of good standing (as to existence or its equivalent) and incumbency certificates required of any of the Credit Parties pursuant to the Senior Credit Facility Loan Agreement.

(d)           Certificate of Chief Financial Officer.  A certificate, signed by the chief financial officer of the Parent, stating that, as of the Effective Date and to the best of such officer’s knowledge, (i) no Default or Event of Default has occurred and is continuing, (ii) the representations and warranties made by the Borrower and the Parent in the Senior Credit Facility Loan Agreement are true and correct, and (iii) September 30, 2006, there has been no circumstance, development or event which has had or could reasonably be expected to have a Material Adverse Effect.

(e)           Fees and Expenses.  Payment by the Credit Parties of all fees and expenses owed by them to the Lender (including reasonable fees and expenses of counsel).

(f)            Other.  Receipt by the Lender of such other documents, instruments, agreements or information as reasonably requested by the Lender.

In addition, there shall not have occurred or become known any material adverse change or any condition or event that could reasonably be expected to result in a material adverse change in the business, operations, financial condition, liabilities (contingent or otherwise) or prospects of the Consolidated Group taken as a whole since the dates of the latest financial information furnished to the Lender.

5.2           Conditions to All Extensions of Credit. The obligation of the Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following additional conditions precedent on the date of making such Extension of Credit (in addition to the conditions set forth in Article II):

(a)           Representations and Warranties.  The representations and warranties made by the Borrower and the Parent herein or by the Credit Parties in any other Credit Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of the date of such extension or such request, as applicable (except for those which expressly relate to an earlier specified date).

(b)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date and the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)           Bankruptcy or Insolvency. No Bankruptcy Event shall have occurred by or with respect to the Borrower, the Parent or any of the Parent’s Subsidiaries.

(d)           No Material Adverse Effect.  No circumstance, event or condition shall have occurred or be existing which could reasonably be expected to have a Material Adverse Effect.

Each request for an Extension of Credit (including extensions) and each acceptance by the Borrower of an Extension of Credit (including extensions) shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in subsections (a), (b), (c) and (d) of this Section 5.2 have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1           Reaffirmation and Incorporation. The Borrower and the Parent hereby jointly and severally confirm that all representations and warranties made by either of them in the Senior Credit Facility Loan Agreement are, and on the Effective Date will be, true and correct. All representations and warranties of the Borrower and the Parent contained in the Senior Credit Facility

Loan Agreement are hereby jointly and severally remade and restated as the date hereof and are incorporated herein by reference as if fully set forth herein.

6.2           Additional Representations and Warranties. In addition to all other representations and warranties set forth or incorporated by reference in this Agreement, the Borrower and the Parent hereby jointly and severally represent and warrant to the Lender that:

6.2.2            Authorization. Each of the Credit Parties has the corporate or other necessary organizational power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the Credit Parties (other than those which have been obtained, such filings as are required by the SEC and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Credit Parties.

6.2.2            Enforceability.  Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.2.3            No Legal Bar. The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the Extensions of Credit will not violate any Requirement of Law or any Contractual Obligation of any member of the Consolidated Group (except those as to which waivers or consents have been obtained and those which could not reasonably be expected to have a Material Adverse Effect), and will not result in, or require, the creation or imposition of any Lien on any of its respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation. No member of the Consolidated Group is in default under or with respect to any of its Contractual Obligations in any respect which has had or could reasonably be expected to have a Material Adverse Effect.

6.2.4            No Material Litigation and Disputes. No unsealed litigation or, to the best knowledge of the Credit Parties, claims, investigation, sealed litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against, any members of the Consolidated Group or against any of their respective properties or revenues which (a) relate to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) if adversely determined, could, after giving effect to any applicable insurance, reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as this Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated, the Borrower and the Parent hereby jointly and severally agree to perform, observe and comply with, or cause to be performed, observed and complied with, all of the affirmative covenants set forth in Article V of the Senior Credit Facility Loan Agreement (whether or not the Senior Credit Facility Loan Agreement shall then be in effect), all of which are incorporated herein by this reference as if fully set forth herein, In addition, the Borrower and the Parent hereby jointly and severally agree as follows:

7.1           Further Assurances.  The Credit Parties will, from time to time, promptly cure any defects or omissions in the execution and delivery of, or the compliance with this Agreement and the documents signed pursuant to this Agreement, or the conditions described herein, including the execution and delivery of additional documents reasonably requested by the Lender.

7.2           Performance of Obligations. The Borrower will pay the Note according to the reading, tenor and effect thereof and will do and perform every act and discharge all of the obligations provided to be performed and discharged under this Agreement and all other Credit Documents to which it is a party at the time or times and in the manner therein specified.

7.3           Reimbursement of Expenses.  The Borrower and the Parent will pay all reasonable and customary out-of-pocket expenses incurred by the Lender in connection with the negotiation and preparation of this Agreement and the other Credit Documents and the consummation of the transactions herein contemplated, including all reasonable fees and expenses of the Lender’s counsel. Upon the occurrence of an Event of Default, the Borrower will, from time to time within 10 days after a request made by the Lender, reimburse the Lender for all amounts expended, advanced or incurred by the Lender to satisfy any obligation of the Borrower under this Agreement or any other Credit Documents, or to collect upon the Note or any of the Obligations, or to enforce the rights of Lender under this Agreement and any other Credit Documents, which amounts will include all court costs, bonds, reasonable attorneys’ fees, reasonable fees of auditors and accountants, and investigation expenses reasonably incurred by the Lender in connection with any such matters, together with interest at the Default Rate on each such amount from the date the same is due and payable to the Lender until the date it is repaid to the Lender.

ARTICLE VIII

NEGATIVE COVENANTS

So long as this Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated, the Borrower and the Parent hereby jointly and severally agree to perform, observe and comply with, or cause to be performed, observed and complied with, all of the negative covenants set forth in Article VI of the Senior Credit Facility

Loan Agreement (whether or not the Senior Credit Facility Loan Agreement shall then be in effect), all of which are incorporated herein by this reference as if fully set forth herein.

ARTICLE IX

EVENTS OF DEFAULT

9.1           Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           Non-Payment. There shall occur:

(i)            a default in the payment when due of principal on any of the Loans; or

(ii)           a default in the payment when due of any  interest on any of the Loans, or of any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith, and such default shall continue unremedied for a period of five days; or

(b)           Other Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Lender the rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

(c)           Representations and Warranties. If any representation, statement, certificate, schedule or report made or furnished to the Lender by or on behalf of the Borrower or the Parent shall prove to have been false or erroneous in any material respect as of the date on which such warranty or representation was made, or if any warranty shall cease to be complied with in any material respect;

(d)           Breach of Covenants. If the Borrower or the Parent shall default in the performance or observance of any of the covenants or agreements contained or incorporated by reference in Article VII and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which the Borrower has knowledge of such default or (ii) the date on which the Lender gives notice of such default to the Borrower, or if the Borrower or the Parent shall default in the performance or observance of any of the covenants or agreements contained or incorporated by reference in Article VIII.

(e)           Cross-Default. If any “Event of Default” specified in the Senior Credit Facility Loan Agreement shall occur or be in existence.

9.2           Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Lender or cured to the satisfaction of the Lender, the Lender may by written notice to the Borrower take any of the following actions:

(a)           Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)           Acceleration.  Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Lender hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c)           Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default relating to a Bankruptcy Event shall occur with respect to any member of the Consolidated Group, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Lender hereunder by the Borrower automatically shall immediately become due and payable without the giving of any notice or other action by the Lender.

9.3           Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all payments received by the Lender in respect of the Obligations, whether from the Borrower, the Parent or otherwise, may be applied by the Lender to any liabilities, obligations or indebtedness of the Borrower selected by the Lender in its sole and exclusive discretion.

ARTICLE X

INTENTIONALLY OMITTED

ARTICLE XI

PARENT GUARANTY

11.1         Guaranty. The Parent unconditionally and irrevocably guarantees the full and punctual payment of all existing and future Obligations of the Borrower to the Lender arising under or in connection with or evidenced by this Agreement or any other Credit Document, as and when the same shall become due and payable, whether at the stated maturity, upon acceleration or otherwise, in accordance with the terms hereof and thereof. If the Borrower fails to pay when due any Obligation guaranteed hereby, the Parent unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at the stated maturity, upon acceleration or otherwise.

11.2         Guarantee Unconditional.  The obligations of the Parent under this Article XI are absolute and unconditional. Without limiting the generality of the foregoing, the obligations of the Parent under this Article XI shall not be impaired, released, discharged or otherwise affected by:

(i)            any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under this Agreement or any other Credit Document, by operation of law or otherwise;

(ii)           any modification, amendment or waiver of or supplement to this Agreement or any Credit Document;

(iii)          any release, impairment or invalidity of any guarantee or other liability of any other Credit Party or third party for any obligation of the Borrower under this Agreement or any other Credit Document;

(iv)          any change in the corporate existence, structure or ownership of the Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower;

(v)           the existence of any claim, set-off or other rights which the Parent may have at any time against the Borrower, the Lender or any other Person, whether or not arising in connection with the Revolving Loans and this Agreement or any unrelated transaction;

(vi)          any invalidity or unenforceability relating to or against the Borrower for any reason of this Agreement or any other Credit Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of any amount payable by it under this Agreement or any other Credit Document; or

(vii)         any other act or omission to act or delay of any kind by the Borrower, the Lender or any other Person or any other circumstance which might, but for the provisions of this Section 11.2, constitute a legal or equitable discharge of the Parent’s obligations under this Article XI.

11.3         Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  The Parent’s obligations under this Article XI constitute a continuing guaranty and shall remain in full force and effect until the Revolving Commitment shall have been terminated, all Letters of Credit shall have expired or been terminated, and all amounts payable under this Agreement and the Credit Documents shall have been indefeasibly paid in full.  If at any time any amount payable by the Borrower under this Agreement or any other Credit Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Parent’s obligations under this Article XI with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

11.4         Waiver.  The Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.

11.5         Subrogation.  If the Parent makes any payment under this Article XI with respect to the obligations of the Borrower, the Parent shall be subrogated to the rights of the payee against the Borrower with respect to the portion of such obligations paid by the Parent; provided that the Parent shall not enforce any payment by way of subrogation or contribution against the Borrower so long as any amount payable under this Agreement or any other Credit Document remains unpaid.

11.6         Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Credit Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of such Credit Document shall nonetheless be payable by the Parent under this Article XI forthwith on demand by the Lender.

11.7         Successors and Assigns. The guarantee by the Parent under this Article XI is for the benefit of the Lender, and its successors and assigns.  If any Revolving Loans, Letters of Credit or other amounts payable under this Agreement and the other Credit Documents are assigned, the rights under this Article XI, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness.

ARTICLE XII

GENERAL PROVISIONS

12.1         Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:

Helmerich & Payne International Drilling Co.

c/o Helmerich & Payne, Inc.

Utica at Twenty-First

Tulsa, Oklahoma 74114

Fax:   (918) 743-2671

Attn:      Chief Financial Officer

with a copy to:

Helmerich & Payne International Drilling Co.

c/o Helmerich & Payne, Inc.

Utica at Twenty-First

Tulsa, Oklahoma 74114

Fax:   (918) 743-2671

Attention: General Counsel

If to the Lender:

Bank of Oklahoma, N.A.

Bank of Oklahoma Tower

One Williams Center

Tulsa, Oklahoma  74192

Attn: John M. Tyson, Senior Vice President

Fax:   (918) 280-3366

12.2         Right of Set-Off; Adjustments. Upon the occurrence and during the continuance of any Event of Default, the Lender (and its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender (or its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, under the Note, under any other Credit Document or otherwise, irrespective of whether the Lender shall have made any demand under hereunder or thereunder and although such obligations may be unmatured and regardless of the adequacy of any other collateral securing the Obligations. Each Credit Party hereby irrevocably waives any obligation that the Lender may have to any set-off based on the failure of the Lender to exercise any rights that it may have with respect to any other collateral prior to the exercise of any set-off. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 12.2 are in addition to other rights and remedies (including other rights of set-off) that the Lender may have.

12.3         Participating Lenders.  The Borrower understands that although the Note and the other Credit Documents name the Lender as the holder thereof, the Lender may from time to time sell participation interests in the Loan to one or more other lenders, and the Borrower agrees that, subject to the terms of the agreements of participation, each participating lender will be entitled to rely on the terms of this Agreement and the other Credit Documents and will be entitled to exercise any and all rights of setoff or banker’s lien with respect to any deposits or other monies owing by such participating lender to the Borrower as fully as if such participating lender had been named as the holder of the Note and other Credit Documents.

12.4         No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other

Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

12.5         Expenses; Indemnification.

(a)           Reimbursement of Expenses. The Borrower agrees to pay on demand all  costs and expenses reasonably incurred by the Lender in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including the reasonable fees and expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay on demand all costs and expenses reasonably incurred by the Lender, if any (including reasonable attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Credit Documents and the other documents to be delivered thereunder.

(b)           Indemnification. The Borrower agrees to indemnify and hold harmless the Lender and each of their Affiliates and their respective officers, directors, trustees, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees, disbursements and other charges) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding and regardless of whether such Indemnified Party is a party thereto or preparation of defense in connection therewith) the Credit Documents or any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Credit Parties, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisors, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c)           Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 12.5 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

12.6         Amendments, Waivers and Consents. Neither this Agreement nor any other Credit Document nor any of the terms hereof or thereof (including any condition precedent to any Extension of Credit set forth in Section 5.1 or 5.2) may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Lender and the Borrower.

12.7         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto.  Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

12.8         Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.9         Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Borrower herein shall survive delivery of the Note and the making of the Loans hereunder.

12.10       Governing Law. THIS AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA.

12.11       Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, EACH OF THE LENDER, THE BORROWER AND THE PARENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.12       Severability. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

12.13       Entire Agreement. This Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein. To the extent that there is any irreconcilable conflict or inconsistency between any provision of this Agreement and any provision of any other Credit Document, this Agreement shall govern and control.

12.14       Binding Effect.  This Agreement and the other Credit Documents shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided, that without the prior, written consent of the Lender, the Borrower will not assign or transfer any of its interests, rights or obligations arising out of or relating to the Loan Documents.

12.15       Termination. The term of this Agreement shall be effective until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, no Letters of Credit shall be outstanding, and all of the Commitments hereunder shall have expired or been terminated.

12.16       Confidentiality. The Lender agrees to keep (and to cause its affiliates and its and their respective officers, directors, employees, agents and advisors to keep) confidential any information furnished or made available to it by the Credit Parties pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent the Lender from disclosing such information (i) to any Affiliate of the Lender, or any officer, director, employee, agent, or advisor of the Lender or any Affiliate of the Lender, (ii) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (iii) as required by any law, rule, or regulation, (iv) upon the order of any court or administrative agency or pursuant to subpoena or other legal process, (v) upon the request or demand of any regulatory agency or authority, (vi) that is or becomes available to the public or that is or becomes available to the Lender other than as a result of a disclosure prohibited by this Agreement, (vii) in connection with any litigation to which the Lender or any of its Affiliates may be a party, (viii) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Credit Document, (ix) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty has agreed in a writing enforceable by the Borrower to be bound by the provisions of this Section 12.16) and (x) subject to provisions the same as those contained in this Section 12.16, to any actual or proposed participant or assignee.

12.17       First Amended and Restated Credit Agreement.  This First Amended and Restated Credit Agreement amends and restates the Existing Credit Agreement in its entirety.  From and after the Effective Date, the credit arrangements described in the Existing Credit Agreement and herein shall be governed solely by this Agreement and the documents executed pursuant hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	HELMERICH & PAYNE INTERNATIONAL
DRILLING CO.,
a Delaware corporation

	By:	/s/ Douglas E. Fears
	Name:	Douglas E. Fears
	Title:	Executive Vice President

PARENT:	HELMERICH & PAYNE, INC.,
a Delaware corporation

	By:	/s/ Douglas E. Fears
	Name:	Douglas E. Fears
	Title:	Vice President

LENDER:	BANK OF OKLAHOMA, NATIONAL
ASSOCIATION

	By:	/s/ John M. Tyson
	Name:	John M. Tyson
	Title:	Senior Vice President